Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-239924) and related Prospectus of Griffin Capital Essential Asset REIT, Inc.
(2)	Registration Statement (Form S-8 No. 333-231816) pertaining to the Griffin Capital Essential Asset REIT, Inc. Amended and Restated Employee and Director Long-Term Incentive Plan
(3)	Registration Statement (Form S-4 No. 333-250962) and related Prospectus of Griffin Capital Essential Asset REIT, Inc.
of our report dated February 26, 2021, with respect to the consolidated financial statements and schedule of Griffin Capital Essential Asset REIT, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Los Angeles, California
February 26, 2021